UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 17, 2007

INTCOMEX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33178

(Address, including Zip Code, of Principal Executive Offices)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment No. 3 to Credit Agreement

As of August 17, 2007, our wholly-owned subsidiary Software Brokers of America, Inc. (“SBA”) and Comerica Bank executed Amendment No. 3 (the “Amendment”) to their Credit Agreement dated as of August 25, 2005. The Amendment increased the maximum amount available for borrowing under the revolving credit facility from $27.5 million to $30.0 million, computed on the basis of a re-defined borrowing base formula linked to the value of SBA’s inventory and the accounts receivable of SBA and certain of its foreign affiliates. For the fiscal year ending December 31, 2007, SBA agreed to maintain net income of not less than $7.5 million. This net income covenant will be replaced by a covenant to maintain as of the last day of each fiscal year of SBA, commencing with the fiscal year ending December 31, 2008, a fixed charge coverage ratio (as defined in the Amendment) of not less than 1.0 to 1.0. Further, the maturity of the revolving credit facility was extended to August 25, 2010, unless terminated earlier.

The foregoing description of the Amendment only summarizes certain of the provisions of the Amendment No. 3 to Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 1.01.

Third Amended and Restated Shareholders Agreement

On August 20, 2007, we and our shareholders amended and restated in its entirety our Second Amended and Restated Shareholders Agreement. The Third Amended and Restated Shareholders Agreement (the “Agreement”), relates to, among other things, nomination of directors, required consents for certain transactions, restrictions on share transfers and rights to acquire shares of other shareholders and was entered into by the former parties or certain investment vehicles of former parties to which Intcomex shares were transferred concurrently with the execution of the Agreement.

The Agreement contains provisions governing transfers to ensure that Anthony Shalom, Isaac Shalom or Michael Shalom or certain permitted transferees continue to control the Intcomex shares currently under their control. The Agreement also provides that, prior to an IPO and for so long as Anthony Shalom, Isaac Shalom and Michael Shalom control shares representing at least 25% of our voting power, our Board of Directors will consist of nine directors, five of whom will be nominated by CVC, two of whom will be nominated by Anthony Shalom and Michael Shalom and two of whom will be independent directors. Further, our Board of Directors will establish and maintain an Executive Committee consisting of five directors, three of whom will be directors nominated by CVC and two of whom will be Anthony Shalom and Michael Shalom, and will delegate to the Executive Committee such powers and authority in the management of our business and affairs as the Board of Directors will determine from time to time, other than the powers that cannot be so delegated under Delaware law.

The foregoing description of the Agreement only summarizes certain of the provisions of the Third Amended and Restated Shareholders Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.2 hereto and incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 3 to Credit Agreement, dated as of August 17, 2007, by and among Software Brokers of America, Inc. and Comerica Bank.

10.2	Third Amended and Restated Shareholders Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: August 23, 2007	By:	/s/ Russell A. Olson
	Name:	Russell A. Olson
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Exhibit Title
10.1	Amendment No. 3 to Credit Agreement, dated as of August 17, 2007, by and among Software Brokers of America, Inc. and Comerica Bank.

10.2	Third Amended and Restated Shareholders Agreement.

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